Exhibit 10.1

                       WAUSAU-MOSINEE PAPER CORPORATION
                       2005 INCENTIVE COMPENSATION PLAN
                                      FOR
                              EXECUTIVE OFFICERS


      Executive officers are entitled to receive incentive compensation with respect to the 2005 fiscal year upon achievement of targeted company or personal objectives. The plan is designed to provide maximum earnings per share based payouts if the Company achieves its stated goal of a return on capital employed of 13%. The following table sets forth, as a percentage of base salary, the maximum 2005 incentive compensation opportunity for executive officers.

                                                     Percentage of Base Salary
                                                         Segment
                                           Earnings     Operating    Individual     Total
                                         Per Share(1)   Profit(2)    Objectives(3)  Maximum
CEO                                          120%           -            30%        150%

Executive Vice President, Administration      95%           -            30%        125%
Senior Vice President, Finance                95%           -            30%        125%
Senior Vice President, Engineering and
  Environmental Services                      95%           -            30%        125%

Senior Vice President, Printing & Writing     35%          60%           30%        125%
Senior Vice President, Specialty Paper        35%          60%           30%        125%
Senior Vice President, Towel & Tissue         35%          60%           30%        125%

(1)For purposes of this plan, "earnings per share" means earnings per share as reported in the Company's audited financial statements, as adjusted for accruals on SAR's, bonus expense, and other extraordinary items as determined in the discretion of the Compensation Committee. Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range of earnings per share and will increase on a pro rata basis to the officer's maximum of percentage of base salary at the top of the targeted range.

(2)The Company believes the segment operating profit targets represent confidential business information, the disclosure of which would adversely affect the Company and has determined that it is not in the best interests of the Company to disclose such information. Incentive bonuses will be 0% of base salary if earnings are at the bottom of the targeted range for the officer's respective operating segment's targeted operating profit and will increase on a pro rata basis to the officer's maximum percentage of 60% of base salary at the top of the targeted range.

(3)Individual performance objectives established at the beginning of the year by the Compensation Committee for the CEO and by the CEO for other executive officers.